SECURITIES PURCHASE AGREEMENT

dated as of October 29, 2009

between

Cascade Bancorp

and

BOTC Holdings LLC

TABLE OF CONTENTS

-i-

ARTICLE V

Termination

5.1	Termination.	53
5.2	Effects of Termination.	54

ARTICLE VI

Miscellaneous

6.1	Survival	54
6.2	Amendment	54
6.3	Waivers	54
6.4	Counterparts and Facsimile	54
6.5	Governing Law	55
6.6	Waiver of Jury Trial	55
6.7	Notices	55
6.8	Entire Agreement, Etc.	56
6.9	Other Definitions	56
6.10	Captions	57
6.11	Severability	57
6.12	No Third-Party Beneficiaries	57
6.13	Time of Essence	58
6.14	Public Announcements	58
6.15	Specific Performance	58
6.16	No Obligation	58

-ii-

LIST OF EXHIBITS

Exhibit A:	Form of Opinion of Counsel
Exhibit B:	Form of Disclosure Letter of Counsel
Exhibit C:	Form of Officer’s Certificate from the Company

-iii-

INDEX OF DEFINED TERMS

Term	Location of Definition
Additional Shares	1.2(b)
Affiliate	6.9(2)
Agreement	Preamble
Articles of Incorporation	2.2(a)
Beneficially Own/Beneficial Owner/Beneficial Ownership	6.9(9)
Benefit Plan	2.2(p)(1)
BHC Act	2.2(a)
Board of Directors	1.2(c)(1)(ix)
Business Combination Exemption Resolution	4.9(b)
business day	6.9(7)
CBC Act	1.2(c)(1)(xviii)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(p)(2)
Common Stock/Common Shares	Recitals
Company	Preamble
Company 10-K	2.2(c)(1)
Company Bank	4.2(a)
Company Financial Statements	2.2(e)
Company Preferred Stock	2.2(c)(1)
Company Reports	2.2(g)(1)
Company Restricted Stock	2.2(c)(1)
Company SEC Filings	2.2(ee)
Company Significant Agreement	2.2(k)
Company Stock Option	2.2(c)(1)
Company Stock Option Plans	2.2(c)(1)
Company Subsidiary/Company Subsidiaries	2.2(b)
control/controlled by/under common control with	6.9(2)
Covered Persons	4.9(b)
De Minimis Claim	4.5(e)
Designated Directors	1.2(c)(1)(x)
Disclosure Schedule	2.1(a)
ERISA	2.2(p)(1)
ERISA Affiliate	2.2(p)(2)
ERISA Plan	2.2(p)(3)
Exchange Act	2.2(g)(1)
FDIC	2.2(b)
GAAP	2.2(f)
Governmental Entity	1.2(c)(1)(i)
herein/hereof/hereunder	6.9(5)
Holder	4.6(k)(1)

-iv-

Term	Location of Definition
Holders’ Counsel	4.6(k)(2)
including/includes/included/include	6.9(4)
Indemnified Party	4.5(c)
Indemnifying Party	4.5(c)
Indemnitee	4.6(g)(1)
Information	3.3(b)
Intellectual Property	2.2(w)
Investor	Preamble
Investor Nominee	4.2(a)
IRS	2.2(i)
knowledge of the Company/Company’s knowledge	6.9(10)
Liens	2.2(b)
Losses	4.5(a)
Market Price	4.8(a)
Material Adverse Effect	2.1(b)
NASDAQ	1.2(c)(1)(xiv)
New Security	4.8(a)
OBCA	2.2(v)
Order	1.2(c)(1)(xiii)
Other Private Placements	Recitals
Other Securities Purchase Agreements	Recitals
Pending Underwritten Offering	4.6(l)
Pension Plan	2.2(p)(3)
Per Share Purchase Price	1.2(a)
Permitted Liens	2.2(h)
person	6.9(8)
Piggyback Registration	4.6(a)(4)
Plan Asset Regulations	4.11
Pre-Closing Period	3.4
Previously Disclosed	2.1(c)
Public Offering	Recitals
Public Offering Price	1.2(a)
Purchased Shares	1.2(a)
Purchase Price	1.2(a)
Register/registered/registration	4.6(k)(3)
Registrable Securities	4.6(k)(4)
Registration Deadline	4.6(a)(1)
Registration Expenses	4.6(k)(5)
Regulatory Agreement	2.2(y)
Rule 144	4.6(k)(6)
Rule 144A	4.6(k)(6)
Rule 405	4.6(k)(6)
Rule 158	4.6(k)(6)

-v-

Term	Location of Definition
Rule 159A	4.6(k)(6)
Rule 415	4.6(k)(6)
Scheduled Black-out Period	4.6(k)(7)
SEC	2.1(c)
Securities	1.2(b)
Securities Act	2.2(g)(1)
Selling Expenses	4.6(k)(8)
Shareholder Litigation	3.7
Shelf Registration Statement	4.6(a)(2)
Special Registration	4.6(a)(4)
Stockholder Approvals	2.2(d)(1)
subsidiary	6.9(1)
Takeover Law	2.2(v)
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Threshold Amount	4.5(e)
Transaction Documents	Recitals
Trust Preferred Securities Repurchase Agreements	1.2(c)(1)(xii)
Unlawful Gains	2.2(n)(5)
VCOC	4.11
VCOC Investor	4.11
Voting Debt	2.2(c)(1)

-vi-

SECURITIES PURCHASE AGREEMENT, dated as of October 29, 2009 (this “Agreement”), between Cascade Bancorp, an Oregon corporation, (the “Company”) and BOTC Holdings LLC, a Delaware limited liability company (the “Investor”).

RECITALS:

A.           The Investment.  The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein.  The securities to be purchased at the closing are shares of common stock, no par value, of the Company (“Common Stock” or “Common Shares”).

B.           Additional Private Placements.  Concurrently with the investment contemplated herein, the Company has agreed to sell Common Shares  in private placements to other investors (the “Other Private Placements”) under separate securities purchase agreements (the “Other Securities Purchase Agreements”), with the closing of such transactions to occur simultaneously with the closing of this transaction and the Public Offering as described herein.

C.           Public Offering.  Concurrently with the investment contemplated herein, the Company will sell Common Shares in an underwritten, registered public offering (the “Public Offering”), with the closing of such offering to occur simultaneously with the closing of this transaction as described herein.

D.           Transaction Documents.  The term “Transaction Documents” refers to this Agreement and the Other Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closings

1.1           Purchase.  On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will sell to the Investor, a number of shares of Common Stock as set forth herein.

1.2           Closing.

(a)           Subject to the satisfaction of the conditions to the closing set forth in Section 1.2(c), the closing shall take place simultaneously with the closing of the Public Offering and the Other Private Placements or as shall be agreed upon in writing by the parties hereto, at the offices of the Company located at 1100 NW Wall Street, Bend, Oregon 97701 or such other location as agreed by the parties in writing (the “Closing”).  The date of the Closing is referred to as the “Closing Date.”  Subject to the satisfaction of the conditions described in Section 1.2(c), at the Closing, the Company will deliver to the Investor  one or more certificates representing such number of whole shares of Common Stock (the “Purchased Shares”) determined by dividing (i) $40,000,000 by the lesser of (A) $0.87 per share and (B) the net proceeds per share to the Company in connection with the Public Offering (the “Public Offering Price”)(the “Per Share Purchase Price”), against payment by the Investor of $40,000,000 (the “Purchase Price”) by wire transfer of immediately available United States funds to a bank account designated by the Company; provided, that if the Purchased Shares would be equal to or greater than 25% of any class of Voting Securities (as defined in the BHC Act) of the Company outstanding at such time (assuming, for this purpose only, full conversion of all securities owned by such Investor and its Affiliates that are convertible into or exercisable for Voting Securities and no conversion by other holders of such convertible securities), then Investor shall purchase the highest number of shares of Common Stock at the Per Share Purchase Price (and the Purchase Price shall be reduced accordingly) such that the Investor will not be deemed to own, control or have the power to vote, for purposes of the BHC Act (as defined below) or the CBC Act (as defined below) and the rules and regulations promulgated thereunder, 25% or more of any class of Voting Securities (as defined in the BHC Act) of the Company outstanding at such time (assuming, for this purpose only, full conversion of all securities owned by such Investor and its Affiliates that are convertible into or exercisable for Voting Securities and no conversion by other holders of such convertible securities) or otherwise to be deemed to acquire control of the Company for purposes of the BHC Act or any other federal or state banking laws or regulations promulgated thereunder.

(b)           In the event that the underwriters in the Public Offering exercise their over-allotment option to purchase additional shares of Common Stock pursuant to the underwriting agreement for the Public Offering, then the Company shall provide written notice to the Investor (which notice shall include the date of the purchase and the number of shares of Common Stock purchased by the underwriters) and the Investor shall have the option to purchase, at the Per Share Purchase Price and on the same terms and conditions as the Purchased Shares, additional shares of Common Stock (the “Additional Shares” and, together with the Purchased Shares, the “Securities”) up to the number of shares of Common Stock, which taken together with the Purchased Shares, would equal the same percentage of the outstanding shares of Common Stock after the issuance of the shares of Common Stock pursuant to the over-allotment option as represented by the Purchased Shares issued pursuant to Section 1.2(a).

(c)           Closing Conditions.

(1)           The obligation of the Investor to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:

(i)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Investor or its Affiliates from owning, voting, or, subject to the receipt of the Stockholder Approvals (defined below), converting or exercising, any securities of the Company in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(ii)          the shareholders of Common Shares shall have duly approved the transactions contemplated hereby, the transactions contemplated by the other Transaction Documents (to the extent required), and an increase in the number of authorized Common Shares to 300 million, in each case by the vote required by the Company’s Articles of Incorporation or the NASDAQ’s listing rules, as applicable, and each shall have become effective;

(iii)         the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such date);

(iv)         the Company shall have performed all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(v)          since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its principal depository institution subsidiary;

(vi)         the Company shall receive proceeds (net of underwriting commissions and discounts) from the sale of Common Shares of an aggregate amount not less than $150 million (which includes the Purchase Price), contemporaneously with the Closing, from the proceeds of the Public Offering, from the Other Private Placements and from the Investor as contemplated by this Agreement, and all of such proceeds, other than (A) amounts used to repurchase the trust preferred securities pursuant to the Trust Preferred Securities Repurchase Agreements and to pay related fees and expenses (which related fees and expenses shall not exceed $2.7 million); (B) amounts used to reimburse the Investor and the investors in the Other Private Placement for their respective fees and expenses pursuant to this Agreement and the Other Securities Purchase Agreement (which amounts shall not exceed $2.65 million); (C) amounts to pay expenses related to the Public Offering, the Special Shareholders Meeting and the transactions contemplated by this Agreement and the Other Purchase Agreements (which amounts shall not exceed $1.5 million); and (D) up to $1 million which will remain at the Company for working capital purposes, shall be contributed as capital to the Company’s principal depository institution subsidiary;

(vii)        the Company shall have reimbursed the Investor for out-of-pocket fees and expenses incurred by the Investor in connection with the transaction contemplated hereby and with any proposed financing thereof, including, but not limited to, fees and disbursements of legal counsel, accounting and financial advisors, credit review and investment banking advisors, up to $1,400,000 in the aggregate;

(viii)       Davis Wright Tremaine LLP, counsel for the Company, shall have delivered to the Investor their written opinion, dated the Closing Date, in the form set forth in Exhibit A hereto, in form and substance satisfactory to the Investor;

(ix)          Davis Wright Tremaine LLP, counsel for the Company, shall have delivered to the Investor their written opinion and disclosure letter delivered in connection with the Public Offering, dated the Closing Date, in the form set forth in Exhibit B hereto, in form and substance satisfactory to the Investor;

(x)           Delap LLP, in their capacity as the Company’s independent public accountants, shall have delivered to the Investor and to the Investor’s designated directors (the “Designated Directors”) on the board of directors of the Company (the “Board of Directors”) a comfort letter that is addressed to them that is the same as the comfort letter delivered to the underwriters in connection with the Public Offering, in form and substance satisfactory to the Investor;

(xi)          the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form set forth in Exhibit C hereto;

(xii)         by November 16, 2009, the Company shall have entered into agreements that are not subject to any conditions in the control of the holder or termination rights by such holder to repurchase and cancel at least $66.5 million aggregate liquidation amount of the outstanding trust preferred securities by issuer trusts originated by the Company at a discount of not less than 80% of such aggregate liquidation amount (the “Trust Preferred Securities Repurchase Agreements”), and, as of the Closing, either (i) the transactions contemplated by the Repurchase Agreements shall have been consummated and/or (ii) the Trust Preferred Securities Repurchase Agreements shall be in full force and effect and shall not have been modified or amended in any material respect;

(xiii)       the Company and its Subsidiaries shall be in compliance in all material respects with the policies and procedures adopted by them and disclosed to the Investor in the Three Year Financial Plan dated October 24, 2009, and none of such policies and procedures shall have been revoked or modified in any respect that would make it materially less likely that the Company and its Subsidiaries will be able to comply with a cease-and-desist order dated August 27, 2009 against the Company Bank issued by the FDIC (as defined below) and the Oregon Division of Finance and Corporate Securities (the “Order”) (or any other enforcement orders in effect as of the Closing);

(xiv)       as of the close of business on the second business day immediately preceding the Closing, the Company’s (A) classified assets on its balance sheet shall not be more than 10% higher than the amount set forth as of September 30, 2009, (B) non-performing assets on its balance sheet shall not be more than 17.5% higher than the amount set forth as of September 30, 2009 and (C) the Company’s net loss, exclusive of tax adjustments or tax expense, for the period October 1, 2009 to the second business day prior to the Closing Date, shall not exceed $25 million;

(xv)        the Company shall have caused the shares of Common Stock issuable at Closing and the shares of Common Stock to be issued in the Other Private Placements and the Public Offering to be approved for listing on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), subject to official notice of issuance;

(xvi)       the Company and the Investor shall have obtained the approvals and authorizations of, filings and registrations with, and notifications to, and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by the Transaction Documents;

(xvii)      except as Previously Disclosed (as defined below), no enforcement action shall have been threatened or issued by any governmental agency with regulatory authority over the Company and its subsidiaries;

(xviii)     the Investor shall have received written confirmation, satisfactory to it in its reasonable good faith judgment, from the Federal Reserve to the effect that neither they, nor any of their respective Affiliates) shall be deemed to “control” the Company or any of its Subsidiaries after the Closing for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or the Change in Bank Control Act of 1978, as amended (the “CBC Act”), by reason of the purchase of the Securities or the consummation of the other transactions contemplated by this Agreement;

(xix)        contemporaneously with the Closing, the closing of the Other Securities Purchase Agreement shall occur, and the Company shall receive gross proceeds from the sale of Common Shares to David F. Bolger of not less than $25 million;

(xx)        contemporaneously with the Closing, the Designated Director shall be appointed to the board of directors of the Company (the “Board of Directors”) pursuant to resolutions adopted by the Board of Directors and disclosed to the Investor prior to the Closing Date;

(xxi)       the Board of Directors and the board of directors of the Bank shall each have passed a resolution modifying its policy with respect to board service to provide that the Designated Director and any Investor Nominee shall not be disqualified from board service by virtue of serving on the board of directors of three or more public companies so long as such service shall have commenced or continued in connection with the such person’s professional responsibilities.

At Closing, the Company will deliver a certificate of the Chief Executive Officer or the Chief Financial Officer certifying compliance with each of the above conditions and upon the request of the Investor shall provide sufficient detail that the Investor may verify compliance.

(2)           The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i)           the representations and warranties of the Investor set forth in Section 2.3 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such date);

(ii)          the Company shall receive proceeds (net of underwriting commissions and discounts) from the sale of Common Shares of an aggregate amount not less than $150 million (which includes the Purchase Price), contemporaneously with the Closing, from the proceeds of the Public Offering, from the Other Private Placements and from the Investor as contemplated by this Agreement;

(iii)         the Company and the Investor shall have obtained the approvals and authorizations of, filings and registrations with, and notifications to, and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by the Transaction Documents; and

(iv)         the Investor shall have performed all obligations required to be performed by it at or prior to the Closing under this Agreement.

ARTICLE II

Representations and Warranties

2.1           Disclosure.

(a)           On or prior to the date of this Agreement, the Company delivered to the Investor a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 or to one or more of its covenants contained in Article III; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)           “Material Adverse Effect” means, with respect to the Investor, only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, management or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, or (2) would materially impair the ability of either the Investor or the Company, respectively, to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of each Investor, (C) changes, after the date hereof, in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (D) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (E) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), and (D), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally, and with respect to clause (E), to the extent that such public disclosure results in additional restrictions or sanctions against the Company or the Bank by a regulatory authority.

(c)           “Previously Disclosed” with regard to the Company means (1) information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which is reasonably apparent on its face that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision and (2) includes information publicly disclosed by the Company in the Company Reports filed by it with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) or in the Registration Statement on Form S-1 (Reg. No. 333-162377), including amendments thereto filed prior to the date hereof, and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” or any other disclaimer that are non-specific and predictive or forward-looking in nature and any exhibits thereto and documents incorporated by reference therein).

2.2           Representations and Warranties of the Company.  Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) to the Investor that:

(a)           Organization and Authority.  The Company is a corporation duly organized and validly existing under the laws of the State of Oregon, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, or any successor statute (the “BHC Act”).  The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the Company’s Articles of Incorporation, as amended on April 21, 1997 (the “Articles of Incorporation”) and bylaws as amended through the date of this Agreement.

(b)           Company’s Subsidiaries.  The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company.  No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock.  All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto.  Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company.  Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  The Company’s principal depository institution subsidiary is duly organized and validly existing as an Oregon state-chartered commercial bank and its deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.  The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the charter and bylaws of the Company’s principal depository institution subsidiary as amended through the date of this Agreement.

(c)           Capitalization.

(1)           As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”).  As of the date hereof, there are 28,151,480 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding.  From the date of this Agreement through the Closing Date, except in connection with the Transaction Documents, the Other Private Placements, the Public Offering and the transactions contemplated hereby (including any repurchase of Trust Preferred Securities) and thereby, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock (other than shares issued upon the exercise of Company Stock Options), (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.  As of the date hereof, there are (i) [outstanding stock options issued under the Company’s 1994 Incentive Stock Option Plan, as amended or supplemented as filed as exhibits 10.1 and 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Company 10-K”), Deferred Compensation Plans as filed as exhibit 10.3 to the Company 10-K, 2002 Equity Incentive Plan, as filed as exhibit 10.4 to the Company 10-K (together, the “Company Stock Option Plans”) to purchase an aggregate of 1,004,914 shares of the Common Stock (each, a “Company Stock Option”), (ii) an aggregate of 143,545 shares of restricted stock (“Company Restricted Stock”) outstanding under the Company Stock Option Plans and (iii) 1,338,921 shares of the Common Stock reserved for issuance under the Company Stock Option Plans.  Other than in respect of awards outstanding under or pursuant to the Company Stock Option Plans, no shares of Common Stock or Company Preferred Stock are reserved for issuance.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Each Company Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Stock Option Plans pursuant to which it was issued, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (iii) has a grant date identical to the date on which the Board of Directors or compensation committee of the Board of Directors actually awarded such Company Stock Option.  Neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding.  Except as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments, or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2008 and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of the Company since that date.

(2)           Section 2.2(c)(2) of the Company’s Disclosure Schedule sets forth the following information with respect to each Company Stock Option and share of Company Restricted Stock, which is true and correct as of the date of this Agreement: (i) the name of each holder of Company Stock Options and Company Restricted Stock and (ii) the number of shares of Common Stock subject to such Company Stock Option and the number of shares of Company Restricted Stock, and, as applicable, the grant date, exercise price, number of shares vested or not otherwise subject to restrictions, vesting schedule and the Company Stock Option Plan under which such Company Stock Options or shares of Company Restricted Stock were granted.

(d)           Authorization.

(1)           The Company has the corporate power and authority to enter into or issue this Agreement and the other Transaction Documents and, subject to obtaining the Stockholder Approvals (defined below) to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of Common Stock in accordance with the terms of this Agreement and the increase in the authorized shares of the Company, have been duly authorized by the affirmative vote of at least a majority of the directors on the Board of Directors.  This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investor, are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by the failure to obtain the Stockholder Approvals, by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).  No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby, subject to receipt of the Stockholder Approvals.  The only vote of the stockholders of the Company required to approve (i) the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the issuance of Common Stock contemplated in this Agreement, the issuance of Common Stock in connection with the Other Private Placements and the issuance of Common Stock in connection with the Public Offering is that more votes are cast for such proposal than against the proposal, and (ii) the issuance of such authorized shares of Common Stock for purposes of rule 5635 of NASDAQ’s listing rules is a majority of the votes cast on such proposal (such stockholder approval to amend the Articles of Incorporation, and to issue the Common Stock, (the “Stockholder Approvals”).  The Board of Directors has resolved that the transactions contemplated hereby, by the Other Private Placements and by the Public Offering are in the best interests of stockholders of the Company and has determined unanimously to recommend to the stockholders the approval of the actions with respect to the Stockholder Approvals.

(2)           Neither the execution, delivery and performance by the Company of this Agreement, the Common Stock and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor the consummation of the transactions contemplated by any of the Other Private Placements or the Public Offering, nor compliance by the Company with any of the provisions of any of the foregoing, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) subject to the receipt of the Stockholder Approvals, its Articles of Incorporation or bylaws (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches that are not material.

(3)           Other than the securities or blue sky laws of the various states and filings, notices, approvals or clearances required under federal or state banking laws, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(e)           Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents or the Public Offering will not be obtained.

(f)           Financial Statements.  The consolidated balance sheets of the Company as of December 31, 2008 and 2007 and related consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 2008, together with the notes thereto, certified by Symonds, Evans & Company, P.C. and included in the Company 10-K, as filed with the SEC, and the unaudited consolidated balance sheets of the Company as of September 30, 2009, June 30, 2009 and March 31, 2009 and related consolidated statements of income, stockholders’ equity and cash flows for the periods then ended, included in the Company’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2009, June 30, 2009 and March 31, 2009 (collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and year-end audit adjustments in the case of interim unaudited statements).

(g)           Reports.

(1)           Since December 31, 2006, the Company and each Company Subsidiary have filed all reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”).  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  There are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, when next due.

(2)           The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom).  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Since December 31, 2006, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h)          Properties and Leases.  Except for any Permitted Liens, the Company and each Company Subsidiary have good title free and clear of any Liens to all the real and personal property reflected in the Company’s consolidated balance sheet as of December 31, 2008 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business.  For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.  Except as would not be expected to have a Material Adverse Effect, all leases of real property and all other leases pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.

(i)            Taxes.

(1)           Each of the Company and the Company Subsidiaries has filed all federal, state, county, local and foreign material Tax Returns required to be filed by it and paid all Taxes owed by it and no Taxes owed by it or assessments received by it are delinquent.  The federal income Tax Returns of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2006, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service (the “IRS”) closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending.  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.  Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge, is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies and no material deficiencies have been proposed by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax Returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or for which reserves adequate in accordance with GAAP have not been provided.  Each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties.  Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary.  Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law.  Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).  Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.  The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes, and the term “Tax Return” means any return, report, information return or other document (including any related or supporting information, and attachments and exhibits) required to be filed with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendment or supplements to any of the foregoing.

(2)           To the knowledge of the Company, the deferred tax asset on the Company’s balance sheet as of September 30, 2009 (as referenced in Note 8 thereto) does not require a material valuation reserve at September 30, 2009.

(3)           Under the current tax planning strategy as disclosed to the Investor, the Company expects that it will receive the income tax refund from the calendar year 2007 included as a refundable income taxes receivable discussed in the notes to the Company’s financial statements for the period ended September 30, 2009.

(j)           Absence of Certain Changes.  Since December 31, 2008, the Company has not, and no Company Subsidiary has, made or declared any distribution or dividend in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests.  Since December 31, 2008, the business and operations of the Company and the Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been:

(1)           Except as Previously Disclosed, any circumstance, occurrence, or development which, individually or in the aggregate with other circumstances, occurrences, or developments, has had or is reasonably likely to have a Material Adverse Effect on the Company;

(2)           any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or any Company Subsidiary, whether or not covered by insurance; or

(3)           any change in any method of accounting or accounting policies by the Company.

(k)           Commitments and Contracts.  The Company has Previously Disclosed or provided to the Investor or his representatives, prior to the date hereof, true, correct, and complete copies of each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)           any labor contract or agreement with any labor union;

(2)           any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;

(3)           any contract containing covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); and any contract that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(4)           any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event, excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(5)           any real property lease and any other lease with annual rental payments aggregating $1,000,000 or more;

(6)           other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $1,000,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(7)           any contract or arrangement under which the Company or any of the Company Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or the Company Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of the Company Subsidiaries;

(8)           any contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(9)           any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another person;

(10)         any contract that would prevent, delay or impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(11)         any contract providing for indemnification by the Company or any Company Subsidiary of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(12)         other than contracts relating to the ordinary course management of credit extensions, any contract that contains a put, call, or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $250,000; and

(13)         any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

Each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect.  The Company and each of the Company Subsidiaries, as applicable, are in compliance in all material respects with and have performed in all material respects all obligations required to be performed by them to date under each Company Significant Agreement.  Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.  Consummation of the transactions contemplated by this Agreement will not place the Company or any of the Company Subsidiaries in breach or default of any Company Significant Agreement, or trigger any modification, termination or acceleration thereunder.  Other than those contemplated hereby, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who Beneficially Owns 5% or more of the Common Shares (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand.

(l)            Offering of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Common Stock to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance, or sale of any of such Common Stock to be issued to the registration requirements of the Securities Act.

(m)          Litigation and Other Proceedings; No Undisclosed Liabilities.

(1)           There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Company Subsidiary that (A) involves a claim that is or that could be, if adversely determined, for damages in excess of $100,000, or (B) individually or in the aggregate, has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the transactions contemplated hereby. Neither the Company nor any Company Subsidiary is subject to any order, judgment or decree.

(2)           Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise) which are not appropriately reflected or reserved against in the financial statements described in Section 2.2(f) to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities that have arisen since September 30, 2009 in the ordinary course of business consistent with past practice.

(n)           Compliance with Laws and Other Matters; Insurance.  Except as Previously Disclosed, the Company and each Company Subsidiary:

(1)           in the conduct of its business is in compliance in all material respects with all, and the condition and use of its properties does not violate or infringe in any material respect any, applicable domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the Troubled Asset Relief Program, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act;

(2)           has all material permits, licenses, franchises, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect,  and all such filings, applications and registrations are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3)           currently is complying in all material respects with and, to the knowledge of the Company, is not under investigation with respect to, nor has been threatened by any Governmental Entity to be charged with or given notice of any material violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees;

(4)           has, except for statutory or regulatory restrictions of general application, not been placed under any restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(5)           has not, since January 1, 2006 nor has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(6)           to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented such anti-money laundering mechanisms and kept and filed all reports and other necessary documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations thereunder; and

(7)           is presently insured, and during each of the past two calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured.

(o)           Labor.  Employees of the Company and the Company Subsidiaries are not and have never been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.  Each of the Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

(p)           Company Benefit Plans.

(1)           “Benefit Plan” means all employment agreements, employee benefit and compensation plans, programs, agreements, contracts, policies, practices, or other arrangements providing compensation or benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock appreciation right, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.  Each Benefit Plan is listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule.  True and complete copies of all Benefit Plans listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule have been made available to the Investor prior to the date hereof or have been filed with a Company Report.

(2)           With respect to each Benefit Plan, (A) the Company and the Company Subsidiaries have complied, and are now in compliance with the applicable provisions of ERISA, and the Internal Revenue Code of 1986, as amended (the “Code”) and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in accordance with its terms.  None of the Company or the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.  “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and the Company Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(3)           Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS and nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code.  Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(4)           Neither the Company, any Company Subsidiary nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(5)           None of the execution and delivery of this Agreement, the issuance of Common Stock, nor the stockholder approval or consummation of the transactions contemplated hereby, nor the transactions contemplated as part of the Other Private Placements or the Public Offering, will, whether alone or in connection with another event, (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including without limitation severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, including, for the avoidance of doubt, the Company Stock Option Plans, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(6)           As of the date hereof, there is no pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans.  Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and the Company Subsidiaries.

(7)           There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(q)           Status of Securities.  Upon receipt of the Stockholder Approvals, the shares of Common Stock to be issued pursuant to this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor as provided in this Agreement and the other Transaction Documents, such shares of Common Stock will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(r)           Investment Company.  Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(s)           Risk Management; Derivatives.

(1)           The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(2)           All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms.  Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(t)           Foreign Corrupt Practices and International Trade Sanctions.  Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(u)           Environmental Liability.  There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary; to the Company’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any such environmental liability.

(v)           Anti-Takeover Provisions.  The Company and the Board of Directors has taken all actions necessary to ensure that the transactions contemplated by the Transaction Documents or any of the transactions contemplated hereby or thereby, taken as a whole, are not subject to the provisions of Section 60.835 of the Oregon Business Corporation Act (the “OBCA”) (including, but not limited to, the approval of such transactions by the Board of Directors and/or stockholders as contemplated by Section 60.835 of the OBCA and Article X of the Articles of Incorporation) and Article X of the Articles of Incorporation and any other similar provisions of an anti-takeover nature contained in its organizational documents and the provisions of any federal or state “anti-takeover”, “fair price”, “moratorium”, “control share”, “supermajority”, “affiliate transaction”, or “business combination” law, including any provisions of the Oregon Business Corporation Act (each, a “Takeover Law”).  In the case that such transactions are subject to such provisions or laws, the Board of Directors shall take all necessary action to ensure that such transactions shall be deemed to be exceptions to such provisions or laws, including, but not limited to, the approval of such transactions as contemplated under Section 60.835(1) of the OBCA.  The acquisition of the Common Stock pursuant to the Transaction Documents and the consummation of the transaction contemplated by the Transaction Documents is not a “control share acquisition” or otherwise subject to the provisions of Section 60.801 to Section 60.816 of the Oregon Business Corporation Act.

(w)           Intellectual Property.  (i) The Company and the Company Subsidiaries own (free and clear of any claims, liens, encumbrances, exclusive licenses or non-exclusive licenses not granted in the ordinary course of business) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Company Subsidiaries’ use of, or rights to, such Intellectual Property.  The Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has received any notice of infringement or misappropriation of, or  any conflict with, the rights of others with respect to any Intellectual Property, and no reasonable basis exists for any such claim. To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Company Subsidiaries. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted, or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, and Intellectual Property. To the knowledge of the Company, none of  the Company or any of the Company Subsidiaries is using or enforcing any  Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  The Company and each of the Company Subsidiaries has taken all reasonable measures to protect the Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries.

“Intellectual Property” shall mean trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(x)           Brokers and Finders.  Except for Keefe, Bruyette & Woods, Inc., neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(y)           Agreements with Regulatory Agencies.  Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2007, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”).  The Company and each Company Subsidiary are in compliance with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance with any such Regulatory Agreement.

(z)           Loan Portfolio.  The Company’s non-performing assets as of September 30, 2009 are $197,282,103.

(aa)         Listing of Common Stock.  The shares of Common Stock to be issued at the Closing under this Agreement, the other Transaction Documents and the Public Offering have been authorized, to the extent such Common Stock has been authorized under the Articles of Incorporation, for listing on NASDAQ, subject to official notice of issuance.

(bb)        Directors’ and Officers’ Insurance.  The Company (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with financially sound and reputable insurance companies with benefits and levels of coverage that have been Previously Disclosed, (ii) has timely paid all premiums on such policies and (iii) there has been no lapse in coverage during the term of such policies.

(cc)         Board of Directors.  The Company does not have, and the Board of Directors have not adopted, any policies, directives or resolutions, or any amendments to the Company’s by-laws or certificate of incorporation, with respect to qualification or other requirements for serving as a director on the Board of Directors of the Company or any Subsidiary.

(dd)        Other Private Placements.  Concurrently with the execution and delivery of this Agreement, the Company has agreed to sell Common Shares in the Other Private Placements on the same economic and financial terms and conditions set forth in this Agreement, with the closing of such Other Private Placements to occur simultaneously with the Closing and the Public Offering.

(ee)         Registration Statements.  The Company’s registration statements, the prospectuses forming a part of such registration statements and any amendments thereto (including its registration statement on Form S-1 Reg. no. 333-162377, filed on October 7, 2009, the prospectuses forming a part of such registration statement and any amendments thereto), definitive proxy statements (including the proxy statements to be filed in connection with the Stockholder Approvals) filed or to be filed by it or any of the Company Subsidiaries subsequent to December 31, 2008 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended (collectively, the “Company SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not (for definitive proxy statements, as of the date of filing with the SEC, and for registration statements and the prospectuses contained therein, as of the time of sale as defined in Rule 159 under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Company SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of the Company Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Company SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and the Company Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted in the case of unaudited statements.

(ff)          Approval by Continuing Directors.  Two-thirds of the Continuing Directors (as defined in the Articles of Incorporation) has voted in favor of the entering into of this Agreement and the transactions contemplated by this Agreement, including the issuance of Commons Shares, the increase in authorized shares and the reverse stock split as described in the Company’s proxy statement filed pursuant to Section 14(a) of the Exchange Act on October 29, 2009, and has or will recommend approval of the transactions contemplated by this Agreement to the Company’s stockholders.

2.3           Representations and Warranties of the Investor.  The Investor hereby represents and warrants as of the date of this Agreement, solely with respect to himself and, where expressly indicated, his Affiliates, to the Company that:

(a)           Purchase for Investment.  The Investor acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws.  The Investor (1) is acquiring the Common Shares pursuant to an exemption from registration under the Securities Act for his own account solely for investment with no present intention or plan to distribute any of the Common Shares to any person nor with a view to or for sale in connection with any distribution thereof, (2) will not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that he is capable of evaluating the merits and risks of his investment in the Common Shares and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).  Without limiting any of the foregoing, neither the Investor nor any of its Affiliates has taken, and the Investor will not, and will cause his Affiliates not to, take any action that would otherwise cause the Securities to be subject to the registration requirements of the Securities Act.

(b)           Financial Capability.  The Investor will have immediately available funds necessary to consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.

ARTICLE III

Covenants

3.1           Filings; Other Actions.

(a)           The Investor and the Company will cooperate and consult with each other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings, and other documents, and to obtain all necessary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, to perform covenants contemplated by this Agreement.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In particular, the Company will use its reasonable best efforts to help the Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, all notices to and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement.  As promptly as practicable after the date hereof, counsel to the Investor will file with the Federal Reserve a notice pursuant to the CBC Act with respect to the transactions contemplated by this Agreement.  Subject to Section 4.10(c), the Investor shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain by December 8, 2009, a non-objection letter from the Federal Reserve with respect to such CBC Act notice, including by responding fully to all requests for additional information from the Federal Reserve, entering into one or more passivity requirements or rebuttal of control agreements and providing such other non-control and related commitments as the Federal Reserve may require as a condition to issuing such a non-objection letter (in each case to the extent it has not done so prior to the date of this Agreement), it being understood and agreed by the parties that failure to obtain such letter by December 8, 2009 shall not impose any liability on the Investor.  The Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information and confidential information related to the Investor, all the information (other than confidential information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.  The Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the Investor shall not be required to provide any materials to the Company that it deems private or confidential nor shall be required to make any commitments to any Governmental Entity in connection therewith or suffer any burdensome requirements or restrictions in connection therewith.

(b)           The Company shall call a special meeting of its stockholders, as promptly as practicable, after the date of this Agreement to obtain the Stockholder Approvals, including, without limitation, amending the Articles of Incorporation to increase the number of authorized shares of Common Stock to 300 million, approving the issuance of Common Shares for purposes of rule 5635 of NASDAQ’s listing rules to the Investor and the investors participating in the Other Private Placements.  The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders provide the Stockholder Approvals, and shall not modify or withdraw such resolution.  In connection with such meeting, the Company shall promptly prepare (and the Investor will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such stockholder approval, and shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders, as promptly as practicable, after clearance by the SEC.  The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement.  If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall, as promptly as practicable, prepare and mail to its stockholders such an amendment or supplement.  The Investor and the Company each agree to correct promptly any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  The Company shall consult with the Investor prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Investor with reasonable opportunity to comment thereon.  The directors’ recommendation described in this Section 3.1 shall be included in the proxy statement filed in connection with obtaining such stockholder approval.  Immediately upon approval by stockholders of the increase in the Company’s authorized number of shares of Common Stock as provided above, the Company shall file articles of amendment to duly amend its Articles of Incorporation to include such increase.

(c)           The Company has filed a registration statement relating to the Public Offering with the SEC (Registration No. 333-162377).  The Company shall promptly prepare (and the Investor will reasonably cooperate with the Company to prepare) and file with the SEC an amendment to the registration statement (including, for purposes of this Section 3.1(c), the prospectuses forming a part thereof), and shall use its reasonable best efforts to respond to any comments of the SEC or its staff  The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the registration statement and of any request by the SEC or its staff for amendments or supplements to such registration statement or for additional information and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such registration statement.  If there shall occur any event that is required to be set forth in an amendment or supplement to the registration statement, the Company shall, as promptly as practicable, prepare and file such an amendment or supplement.  The Investor and the Company each agree to correct promptly any information provided by it or on its behalf for use in the registration statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and file with the SEC an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  The Company shall consult with the Investor prior to filing any registration statement, or any amendment or supplement thereto, and provide the Investor with reasonable opportunity to comment thereon.

(d)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with such stockholders’ meeting and any other statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement.

(e)           From the date of this Agreement, until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the stockholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or bylaws of the Company in any manner adverse to the Investor or any other holder of Common Stock issued pursuant to this Agreement, including, for the avoidance of doubt, any amendment, modification, or waiver that has the effect of exempting any person (other than the Investor or any other holder of the Securities issued pursuant to this Agreement) from the stock ownership restrictions set forth in Article X of the Articles of Incorporation.

(f)           The Company shall take all actions necessary to ensure that none of the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the consummation of the transactions contemplated as part of the Other Private Placements or the Public Offering, nor the Stockholder Approvals will constitute a “change in control” or “change of control” within the meaning of any Benefit Plan.

3.2           Expenses.  On the earlier of the Closing Date and the termination of this Agreement, other than a termination under circumstances that are directly and solely attributable to a material breach by the Investor, the Company shall directly reimburse the Investor for all out-of-pocket fees and expenses incurred in connection with due diligence efforts, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated by the Transaction Documents, including, but not limited to, the Investor’s accounting, financial and investment banking advisors, legal counsel and credit review, but excluding the purchase or exercise price for any of the Securities, in an aggregate amount not to exceed $1,400,000. The Company shall be responsible for all closing and annual administrative fees and expenses including all costs incurred to register the Registrable Securities and to obtain the Stockholder Approvals, the fees and expenses of any Company advisors (including Company counsel, the Company’s accounting and financial advisors and other professional fees), SEC registration fees and related expenses, and fees and expenses of any broker or finders.  Other than as set forth in this Section 3.2 and Section 4.6(b), each of the parties will bear and pay all other costs and expenses incurred by it or him or on its or his behalf in connection with the transactions contemplated under this Agreement.

3.3           Access, Information and Confidentiality.

(a)           From the date of this Agreement, until the date when the shares of Common Stock owned by the Investor in the aggregate represent less than 4.9% of all of the outstanding Common Shares (counting for such purposes all shares of Common Stock into or for which the Securities owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and outstanding all Common Shares issued by the Company after the Closing Date other than as contemplated by this Agreement and the Securities), the Company will ensure that upon reasonable notice, the Company and its subsidiaries will afford to the Investor and his representatives (including employees of the Investor, and counsel, accountants, financial and investment banking advisors and other professionals retained by the Investor) such access during normal business hours to its books, records, properties and personnel and to such other information as the Investor may reasonably request.

(b)           Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors and, to the extent permitted above, to bank regulatory authorities.

3.4           Conduct of the Business.  Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to preserve intact its current business organizations and its rights and permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired and (iii) not take any action that would reasonably be expected to materially adversely affect or materially delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or by the other Transaction Documents or materially adversely affect or materially delay the consummation of the transactions contemplated hereby or by the other Transaction Documents.

3.5           Reasonable Efforts.  The Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Investor in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, the Other Private Placements and the Public Offering, including using reasonable best efforts to accomplish the following:  (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the mailing of the definitive proxy statement to the Company’s stockholders promptly following clearance from the SEC; (c) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (d) the obtaining of all necessary consents, approvals or waivers from third parties; (e) to cause the transactions contemplated by the Trust Preferred Securities Repurchase Agreements to be consummated prior to the Closing Date; and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Other Private Placements and the Public Offering.

3.6           Company Forbearances.  During the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to:

(a)           (i) adjust, split, combine or reclassify any of its capital stock other than in connection with the reverse stock split described in the proxy statement filed pursuant to Section 14(a) of the Exchange Act on October 29, 2009 affecting the Common Stock, the terms of which shall be subject to the prior written consent of the Investor; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock; or (iii) issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of options and restricted stock unit grants outstanding as of the date hereof and disclosed in the Company Disclosure Schedule), convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock (including options) or convertible debt;

(b)           (i) increase the compensation or benefits of any employee of the Company or any Company Subsidiary (except (x) for increases in salary or wages of employees of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% of the aggregate base salary and wages payable by the Company and its Subsidiaries during 2008 and (y) pursuant to the Company’s Benefit Plans as described on the Company’s Disclosure Schedule; (ii) except as required by Law, grant any severance or termination pay to any employee of the Company or any Company Subsidiary except pursuant to the terms of any Plan in effect on the date of this Agreement and which was made available to the Investor prior to the date of this Agreement and disclosed in the Company’s Disclosure Schedule; (iii) loan or advance any money or other property to any employees of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice; (iv) (x) establish, adopt, enter into, amend or terminate, or (y) grant (other than in the ordinary course of business consistent with past practice), any waiver or consent under any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement; or (v) grant any equity or equity-based awards (including options and restricted stock units);

(c)           (i)  incur any indebtedness for borrowed money, other than (x) deposit liabilities, FHLB advances, advances from the Federal Reserve discount window, Fed funds purchases and reverse repurchase agreements, in each case entered into in the ordinary course of business consistent with past practice and, in the case of reverse repurchase agreements, with a final maturity of five years or less, or (y) indebtedness incurred in the ordinary course of business consistent with past practice in order to finance working capital (subject in the case of this clause (y) to an aggregate maximum amount of $5,000,000), (ii) guarantee, endorse or assume responsibility for, the obligations of any person other than any wholly-owned Subsidiary of the Company (other than the endorsement of checks and other negotiable instruments in the normal process of collection) or (iii) redeem, repurchase, prepay, defease, or cancel, or modify in any material respect the terms of, indebtedness for borrowed money, other than (x) deposit liabilities, FHLB advances and reverse repurchase agreements in each case in the ordinary course of business consistent with past practice or (y) in accordance with the terms of the applicable instrument as in effect on the date hereof;

(d)           (i)  settle any action involving claims against the Company or any Company Subsidiary resulting in monetary damages or other payments in excess of $100,000, or (ii) agree or consent to the issuance of any order restricting or otherwise affecting its business or operations, or, in each case, that would cause the Company or any Company Subsidiary to breach a representation, warranty or covenant contained in this Agreement or would otherwise adversely affect the rights of the Investor under this Agreement;

(e)           amend its certificate of incorporation, bylaws or similar governing documents (other than for the purpose of effectuating the transactions contemplated by the Transaction Documents), or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries of the Company), or a letter of intent or agreement in principle with respect thereto;

(f)           make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under Law or GAAP, in each case following consultation with the Company’s independent public accountants;

(g)           except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or

(h)           agree to, or make any commitment to, take any of the actions prohibited by this Section 3.6 or that would otherwise materially adversely affect or materially delay the consummation of the transactions contemplated hereby or by the other Transaction Documents.

3.7           Shareholder Litigation.  The Company shall promptly inform Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary that is threatened or initiated by or on behalf of any stockholder of the Company in connection with or relating to the Order, the Public Offering or the transactions contemplated hereby or by the Other Securities Purchase Agreement.  The Company shall consult with Investor and keep Investor informed of all material filings and developments relating to any such Shareholder Litigation.

ARTICLE IV

Additional Agreements

4.1           No Rights Agreement.  From the date hereof through such time during which the Investor owns at least 5% of the outstanding shares of Common Stock of the Company, the Company shall not enter into any poison pill agreement, stockholders’ rights plan or similar agreement that shall limit the rights of the Investor and his Affiliates and associates to hold any shares of Common Stock or acquire additional securities of the Company unless such poison pill agreement, stockholders’ rights plan or similar agreement grants an exemption or waiver to the Investor and his affiliates and associates and any group in which the Investor may become a member of, immediately effective upon execution of such plan or agreement that would allow the Investor and his Affiliates and associates to acquire such additional securities of the Company.

4.2           Governance Matters.

(a)           The Company and its Board of Directors shall, and the Company shall cause the Bank of the Cascades (the “Company Bank”), an Oregon chartered stock bank and a wholly owned subsidiary of the Company, and its board of directors to, appoint one designee of the Investor to each of the Board of Directors and the board of directors of the Company Bank, effective as of the Closing.  Thereafter, for so long as the Investor, together with its Affiliates, owns at least 5% or more of all of the outstanding shares of Common Stock, at any election of directors of the Company or the Company Bank, the Investor shall have the right to nominate one candidate for election to each of the Board of Directors and the board of directors of the Company Bank, as a candidate recommended by the Board of Directors, and the Company and the Company Bank shall cause such person (or any substitute or replacement designated or nominated by the Investor) to be recommended by its respective board of directors and to be elected a Director of the Company and of the Company Bank.  Any person nominated or designated pursuant to this Section 4.2 shall be an “Investor Nominee”.  Notwithstanding anything to the contrary in the Articles of Incorporation, bylaws, or any other policies of the Company, the Company Bank, the Board of Directors or the board of directors of the Company Bank, Investor Nominees shall be elected by plurality of the votes cast by the Common Shares entitled to vote at a meeting at which a quorum is present.

(b)           Notwithstanding anything to the contrary contained herein, if any Investor Nominee resigns or is unable to continue to serve as a Director of the Company or as a Director of the Company Bank, the Investor may designate a replacement Director and the relevant board of directors shall elect such person a Director; provided, however, that in each case, the Investor remains entitled to nominate and designate Directors pursuant to this Section 4.2 and such action is taken in accordance with this Section 4.2; and provided further, however, that the replacement Director designated pursuant to this Section 4.2(b) must be reasonably acceptable to the remaining members of the Board of Directors (or nominating committee thereof), and, without the consent of the Board of Directors (or nominating committee thereof), shall not include any individual who is an Affiliate of a competitor of the Company.

(c)           Any Director of the Company may be removed from the Board of Directors or from the board of directors of the Company Bank in accordance with applicable law and the governing documents of the Company or of the Company Bank, as applicable; provided, however, that with respect to a Director nominated or designated pursuant to this Section 4.2, any such removal shall require the prior written consent of the Investor unless such removal is required by applicable law or such Director is no longer qualified to serve as a Director pursuant to applicable SEC or regulatory requirements, or a generally applicable policy of the Board of Directors.

(d)          Any vacancies on the Board of Directors and on the board of directors of the Company Bank shall be filled in accordance with the applicable bylaws and, if the vacancy is with respect to a Director originally nominated or designated by the Investor, this Section 4.2.

(e)           The Company, the Board of Directors and the board of directors of the Company Bank shall ensure that any Directors nominated or designated pursuant to this Section 4.2 shall enjoy the same rights, capacities, entitlements and compensation as any other members of the Board of Directors and the board of directors of Company Bank, as applicable.

(f)            Effective as of the next annual meeting of shareholders following the date of this Agreement, the number of directors on the Board of Directors shall not exceed nine (9).

(g)           The Company and the Board of Directors shall not take any action that would result in any amendment to the governing documents of the Company or the Company Bank inconsistent with the provisions of this Section 4.2.

(h)           For so long as the Investor, together with its Affiliates, owns 5% or more of all of the outstanding shares of Common Stock, the Company shall not amend its governing documents to amend the current mandatory retirement age for the Board of Directors.

4.3           Legend.

(a)           The Investor agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)           Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any Securities.  The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that he will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4           Certain Transactions.  The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.5           Indemnity.

(a)           The Company agrees to indemnify and hold harmless the Investor and his Affiliates and each of their respective officers, directors, partners, employees and agents, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in Section 2.2 of this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, stockholder of the Company or any other person (other than the Investor and his Affiliates and the Company and the Company Subsidiaries) arising out of the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses attributable to the acts, errors or omissions on the part of the Investor, but not including the transactions contemplated hereby).

(b)           The Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, employees and agents, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of the Investor’s representations or warranties in this Agreement or (2) the Investor’s breach of agreements or covenants made by the Investor in this Agreement.

(c)           A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.5 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties.  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d)           For purposes of the indemnity contained in Sections 4.5(a)(1) and 4.5(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(e)           The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.5(a)(1), disregarding all qualifications or limitations set forth in such representation and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.5(a)(1) exceed $250,000 (the “Threshold Amount”), in which event the Company shall be responsible for the entire amount of such Losses.  No Investor shall be required to indemnify the Indemnified Parties pursuant to Section 4.5(b)(1), disregarding all qualifications or limitations set forth in such representation and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.5(b)(1) exceed the Threshold Amount, in which event such Investor shall be responsible for the entire amount of such Losses.

(f)           The obligations of the Indemnifying Party under this Section 4.5 shall survive the transfer or redemption of the Common Stock issued pursuant to this Agreement, or the Closing or termination of this Agreement; provided that in the event of any transfer of the Common Stock to a third party that is not an Affiliate of the transferor, the Indemnifying Party shall have no obligations under this Section 4.5 to such transferee.  The indemnity provided for in this Section 4.5 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in Sections 2.2 and Sections 2.3 of this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby.  No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.  The indemnification rights contained in this Section 4.5 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(g)           Any indemnification payments pursuant to this Section 4.5 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.6           Registration Rights.

(a)           Registration.

(1)           Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the Closing Date (and in any event no later than the date that is 30 days after the Closing Date (the “Registration Deadline”)), the Company shall have prepared and filed with the SEC a Shelf Registration Statement (defined below) covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective not later than the Registration Deadline and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires).  If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(2)           Any registration pursuant to this Section 4.6(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415.  If the Investor or any other Holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.6(c); provided, that the Company shall not be required to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed $1,000,000.  The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed and be reasonably acceptable to the Company.

(3)           The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 4.6(a):  (i) with respect to securities that are not Registrable Securities; (ii) during any Scheduled Black-out Period; or (iii) if the Company has notified the Investor and all other Holders that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its security holders for such registration or underwritten offering to be effected at such time, in which event the Company shall have the right to defer such registration or underwritten offering for a period of not more than 30 days after receipt of the request of the Investor or any other Holder; provided that such right to delay a registration or underwritten offering shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and (B) not more than twice in any 12-month period and not more than 60 days in the aggregate in any 12-month period.

(4)           After the Closing Date, whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 4.6(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than 15 days prior to the anticipated filing date) and (subject to clause (6) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”).  Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.6(a)(4) prior to the effectiveness of such registration, whether or not the Investor or any other Holders have elected to include Registrable Securities in such registration.  “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company Subsidiaries or in connection with dividend reinvestment plans.

(5)           If the registration referred to in Section 4.6(a)(4) is proposed to be underwritten, the Company will so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 4.6(a)(4).  In such event, the right of the Investor and all other Holders to registration pursuant to this Section 4.6(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investor.

(6)           The Company represents and warrants that it has not granted to any holder of its securities and agrees that it shall not grant “piggyback” registration rights to one or more third parties to include their securities in the Shelf Registration Statement or in an underwritten offering under the Shelf Registration Statement pursuant to Section 4.6(a)(2).  If a Piggyback Registration under Section 4.6(a)(4) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 4.6(a)(4), the securities the Company proposes to sell, (ii) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 4.6(a)(2) or 4.6(a)(4), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(b)           Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company.  The Company shall bear its internal expenses (including, without limitation, all salaries and expenses of their officers and employees performing legal, accounting or other duties) and expenses of any person, including special experts, retained by the Company.  The Company shall also reimburse the Investor for the reasonable fees and disbursements of legal counsel to the Investor in an amount not to exceed $25,000 per registration.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c)           Obligations of the Company.  The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)).  In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1)           Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to this Section 4.6(c), and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(2)           Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(3)           Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(4)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(5)           Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(6)           Give written notice to the Holders:

(i)           when any registration statement filed pursuant to Section 4.6(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(ii)          of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(iii)         of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(iv)         of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)          of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi)           if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.6(c)(10) cease to be true and correct.

(7)           Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.6(c)(6)(iii) at the earliest practicable time.

(8)           Upon the occurrence of any event contemplated by Section 4.6(c)(5) or 4.6(c)(6)(v), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If the Company notifies the Holders in accordance with Section 4.6(c)(6)(v) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession.  The total number of days that any such suspension may be in effect in any 180-day period shall not exceed 30 days.

(9)           Use best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(10)           If an underwritten offering is requested pursuant to Section 4.6(a)(2), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(11)           Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(12)           Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or NASDAQ, as determined by the Company.

(13)           If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(14)           Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d)           Suspension of Sales.  During any Scheduled Black-out Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus.  The total number of days that any such suspension may be in effect in any 180-day period shall not exceed 30 days.

(e)           Termination of Registration Rights.  A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f)           Free Writing Prospectuses.  The Investor shall not use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(g)           Indemnification.

(1)           The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii)  offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2)           If the indemnification provided for in Section 4.6(g)(1) is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.6(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.6(g)(1).  No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(h)           Assignment of Registration Rights.  The rights of the Investor to registration of Registrable Securities pursuant to Section 4.6 may be assigned by the Investor to a transferee or assignee of Registrable Securities to which there is transferred to such transferee no less than $1,000,000 in Registrable Securities; provided, however, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i)           Holdback.  With respect to any underwritten offering of Registrable Securities by the Investor or other Holders pursuant to Section 4.6, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed 30 days prior and 90 days following the effective date of such offering or such longer period up to 180 days as may be requested by the managing underwriter.  The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 180 days as may be requested by the managing underwriter.

(j)           Rule 144; Rule 144A Reporting.  With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(1)           make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);

(3)           so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(4)           take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k)           As used in this Section 4.6, the following terms shall have the following respective meanings:

(1)           “Holder” means the Investor, any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.6(h) hereof.

(2)           “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(3)           “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3 or other form approved by the holders of a majority of Registrable Securities available for sales of securities pursuant to Rule 415 under the Securities Act.

(4)           “Registrable Securities” means (A) all Common Stock held by the Investor from time to time, and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they shall have ceased to be outstanding; or (iii) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.  No Registrable Securities may be registered under more than one registration statement at one time.

(5)           “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.6, including, without limitation, all registration, filing and listing fees (including filings made with the Financial Industry Regulatory Authority), printing expenses (including printing of prospectuses and certificates for the Securities), the Company’s expenses for messenger and delivery services and telephone, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(6)           “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(7)           “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(8)           “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses), other than $25,000 of fees and disbursements of Holders’ Counsel, which shall be reimbursed by the Company pursuant to Section 4.6(b).

(l)           At any time, any holder of Securities (including any Holder) may elect to forfeit its rights set forth in this Section 4.6 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 4.6(a)(4)-(6) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 4.6(f) with respect to any prior registration or Pending Underwritten Offering.  “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 4.6(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 4.6(a)(2) or 4.6(a)(4) prior to the date of such Holder’s forfeiture.

4.7           Market Stand-off Provision.   The Investor hereby agrees that, until the 90th day after the Closing (or such lesser time as permitted by the underwriters), the Investor shall not, without the prior written consent of Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”) and the Company, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned, acquired pursuant to this Agreement or hereafter acquired by the undersigned or with respect to which the undersigned has, acquires pursuant to this Agreement or hereafter acquires the power of disposition, or file, or request that the Company file, any registration statement under the Securities Act, as amended, with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  In the event that either (i) during the period that begins on the date that is 15 calendar days plus three (3) business days before the last day of the 90 day restricted period and ends on the last day of the 90 day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the 90 day restricted period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the 90 day restricted period, the restrictions set forth herein will continue to apply until the expiration of the date that is 15 calendar days plus three (3) business days after the date on which the earnings release is issued or the material news or event related to the Company occurs.  The Company shall promptly notify Keefe Bruyette of any earnings releases, news or events that may give rise to an extension of the initial restricted period.  For the avoidance of doubt and notwithstanding Section 6.12 of this Agreement, Keefe Bruyette shall be an express third party beneficiary of this Section 4.7.  In the event the restrictions in this Section 4.7 are waived for any investor in the Other Private Placements, such restrictions shall be deemed automatically waived for the Investor.

4.8           Gross-Up Rights.

(a)           Sale of New Securities.  For so long as the Investor, together with his Affiliates, owns 5% or more of all of the outstanding shares of Common Stock (counting for such purposes all shares of Common Stock into or for which any securities owned by the Investor are directly or indirectly convertible or exercisable and, for the avoidance of doubt, including as shares owned and outstanding all Common Shares issued by the Company after the Closing) (before giving effect to any issuances triggering provisions of this Section), if, at any time after the date hereof, the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than (i) any Common Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated to be issued as of the date hereof, including the Public Offering; (ii) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction) at a price per share for such New Security (or conversion or exchange price per share) that is less than 95% of the Market Price on the last trading day preceding the date of the agreement with respect to the issuance of such New Securities, then the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Articles of Incorporation and bylaws of the Company, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed or public offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable him to maintain his proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities; provided, that such right to acquire such securities is not transferrable except to Affiliates of the Investor.  The amount of New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor, and the denominator of which is the number of shares of Common Stock then outstanding.  For the purposes of this Section 4.8, the “Market Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on NASDAQ on such date.  If the Common Stock (or other relevant capital stock or equity interest) is not traded on NASDAQ on any date of determination, the closing price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

(b)           Notice.  In the event the Company proposes to offer or sell New Securities, it shall give the Investor written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than two business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering.  The Investor shall have 5 business days from the date of receipt of such a notice to notify the Company in writing that he intends to exercise his rights provided in this Section 4.8 and, as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 4.8(a).  Such notice shall constitute a nonbinding indication of interest of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it.  The failure of the Investor to respond within such 5 business day period shall be deemed to be a waiver of such Investor’s rights under this Section 4.8 only with respect to the offering described in the applicable notice.

(c)           Purchase Mechanism.  If the Investor exercises his rights provided in this Section 4.8, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals).  Each of the Company and the Investor agrees to use commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d)           Failure of Purchase.  In the event the Investor fails to exercise his rights provided in this Section 4.8 within said 5 business day period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 4.8(c) because of his failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled (during the period of 60 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.8 by the Investor or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such securities than were specified in the Company’s notice to the Investor.  Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investor in the manner provided above.

(e)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f)           Cooperation.  The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this Section 4.8, including to secure any required approvals or consents.

4.9           Anti-Takeover MattersTakeover Laws; No Rights Triggered.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the members of the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement, the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other respective Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

(b)           Oregon Business Combination Statute.  The Board of Directors has duly adopted an irrevocable resolution as follows (the “Business Combination Exemption Resolution”):

“RESOLVED, that pursuant to Section 60.835 of the Oregon Business Corporation Act (“OBCA”), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 60.835 of the OBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, the Securities Purchase Agreement, between the Corporation and BOTC Holdings LLC, including, without limitation, (A) the assignment of any rights thereunder, (B) any person or entity becoming an “interested shareholder” as defined in Section 60.825 of the OBCA including, without limitation, BOTC Holdings LLC, any present or future affiliates or associates of BOTC Holdings LLC, any trust BOTC Holdings LLC has or may establish (whether individually or in another capacity) (collectively, the “Covered Persons”) and (C) the transfer of any shares of common stock or other securities of the Corporation in accordance with the terms and conditions of the Securities Purchase Agreement, (ii) any transaction in which any Covered Person becomes an “interested shareholder” as defined in Section 60.825 of the OBCA or acquires additional shares of common stock or other securities of the Corporation thereafter and (iii) any “business combination” as defined in Section 60.825 of the OBCA involving any Covered Person.”

(c)           Business Combination Exemption.  The Business Combination Exemption Resolution adopted by the Company is a valid action of the Board of Directors of the Company, binding on the Company, and constitutes a valid and irrevocable exemption by the Company from Section 60.835 of the Oregon Business Corporation Act as to any transaction, person or entity described in such resolution.

4.10         Additional Regulatory Matters.

(a)           Each of the Company and the Investor agrees to cooperate and use its reasonable best efforts to ensure, including by communicating with each other with respect to their respective purchases of Common Stock, that none of the Investor nor any of its Affiliates will become, or control, a “bank holding company” within the meaning of the BHC Act and the CBC Act.

(b)           The Company shall not knowingly take any action which would reasonably be expected to pose a substantial risk that any of the Investor or its Affiliates will become, or control, a “bank holding company” within the meaning of the BHC or the CBC Act, including undertaking any redemption, recapitalization, or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, recapitalization, or repurchase to the extent of the Investor’s pro rata proportion.

(c)           Notwithstanding anything in this Agreement to the contrary, in no event will the Investor or any of his Affiliates be obligated to:

(1)           Without limiting clause (2) below, (A) propose or accept any divestiture of any of the Investor’s or any of his Affiliates’ assets, or (B) accept any operational restriction on the Investor’s or any of his Affiliates’ business, or agree to take any action that limits the Investor’s or his Affiliates’ commercial practices in any way (except as they relate to the Company and the Company Subsidiaries) ) including, without limitation, by requiring the modification of governance, fee or carried interest arrangements with respect to, or otherwise by imposing any capital or other requirements on, the Investor or any of its Affiliates, (C) agree to provide capital to, or otherwise maintain or contribute, directly or indirectly, to the capital of, the Company or any Company Subsidiary (including the Company Bank) other than the aggregate amount of the Purchase Price, or (D) register as a bank holding company, in each case in order to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated by this Agreement; or

(2)           Propose or agree to accept any term or condition or otherwise modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Securities to be delivered by the Company under this Agreement, to obtain any consent, acceptance, approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement if such term, condition, modification or confirmation would (A) materially adversely affect (with respect to the Investor or his Affiliates) any material term of the transactions, or (B) reasonably be expected to adversely affect (with respect to the Investor or his Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits to the Investor and its Affiliates hereunder.

4.11         VCOC Investor.  Investor and, at the Investor’s request, each Affiliate thereof that directly or indirectly has an interest in the Investor, the Company or the Company Bank, in each case that is intended to qualify as a “venture capital operating company” as defined in the regulations (the “Plan Asset Regulations”) issued by the Department of Labor at Section 2510.3 101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as the same may be amended from time to time (a “VCOC” and each such person a “VCOC Investor”), will have customary and appropriate VCOC rights (including consultation rights, inspection and access rights, and rights to receive materials for all meetings of the Board of Directors or the board of directors of the Company Bank (as well as committees of each such board), and the right to audited and unaudited financial statements, annual budget and other financial and operations information, including advance notification of and consultation with respect to significant corporate actions) relating to inspection, information and consultation with respect to the Company or the Company Bank; provided that this Section 4.11 shall not entitle the Investor to designate any members of the Board of Directors or of the board of directors of the Company Bank. The Company shall, and shall cause the Company Bank to, consider in good faith the recommendations of any VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company or the Company Bank, as applicable. In the event the Company or the Company Bank ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulations) or the investment in the Company or the Company Bank by a VCOC Investor does not qualify as a venture capital investment as defined in the Plan Asset Regulations, then the Company and the Investor will, and the Company will cause the Company Bank to, cooperate in good faith to take all reasonable actions necessary to preserve the VCOC status of each VCOC Investor, it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.  The Company shall cause the Company Bank to enter into an agreement with each VCOC Investor that provides the rights set forth in this Section 4.11, effective as of the Closing.

ARTICLE V

Termination

5.1           Termination.   This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Investor and the Company;

(b)           by the Company, upon written notice to the Investor, in the event that the conditions of Closing set forth in Section 1.2(c)(2) are not satisfied on or before December 31, 2009;

(c)           by the Investor, upon written notice to the Company, in the event that the conditions of Closing set forth in Section 1.2(c)(1) are not satisfied on or before December 31, 2009;

(d)           by the Company or the Investor, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(e)           by the Investor, if the Investor or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve that the Federal Reserve will not issue a non-objection letter with respect to the CBC Act notice filed by the Investor or otherwise indicates that it will deem the Investor or any of its affiliates to control Company for purposes of the BHC Act or CBC Act;

(f)           by the Investor, if the Investor or any of its Affiliates receives notice from or is otherwise advised by the FDIC that the contribution by the Company to its principal depository institution Subsidiary contemplated by Section 1.2(c)(1)(vi) would not satisfy the “Leverage Capital Ratio” and other capital requirements of the FDIC set forth in paragraph 4 of the Order, or comparable requirements in any other enforcement order issued by a federal or state banking regulator between the date of this agreement and the Closing; or

(g)           by the Investor, if a “change in control” within the meaning of any Benefit Plan occurs on or after the date hereof but prior to the Closing Date.

5.2           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2, Section 4.5, this Section 5.2 and Article VI (other than Section 6.1) and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE VI

Miscellaneous

6.1           Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of 24 months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d) and 2.3(a) shall survive indefinitely and the representations and warranties in Sections 2.2(i), 2.2(p) and 2.2(u) shall survive until 90 days after the expiration of the applicable statutory periods of limitations.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2           Amendment.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3           Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.4           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  The parties hereto irrevocably and unconditionally agree that any suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the parties agree to submit to the jurisdiction of, and to venue in, such courts.

6.6           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1)           If to the Investor:

BOTC Holdings LLC
c/o Lightyear Capital LLC
375 Park Avenue, 11th Floor
New York, NY 10152
Attn: Lori J. Forlano
Facsimile:  (212) 328-0516

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:  Caroline B. Gottschalk, Esq.
Facsimile:  (212) 455-2502

(2)           If to the Company:

Cascade Bancorp
1100 N.W. Wall Street
Bend, Oregon  97701
Attn:  Chief Executive Officer
Facsimile:  (541) 617-3149

with copies to (which copy alone shall not constitute notice):

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington  98101
Attn:  David R. Wilson
Facsimile:  (206) 757-7274

6.8           Entire Agreement, Etc.  This Agreement (including the Exhibits, Schedules, and Disclosure Schedules hereto) constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and their permitted assigns.  For the avoidance of doubt, the Company agrees that the Investor may assign its rights and obligations under this Agreement to any Affiliate and any such transferee shall be included in the term “Investor”.

6.9           Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.  When used herein:

(1)           the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 25% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent or otherwise controlled by such parent and any entity that would be a “subsidiary” for purposes of the BHC Act; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(2)           the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise or for purposes of the BHC Act or the CBC Act;

(3)           the word “or” is not exclusive;

(4)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(5)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(6)           the words “it” or “its” are deemed to mean “him” or “her” and “his” or “her”, as applicable, when referring to an individual;

(7)           “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Oregon generally are authorized or required by law or other governmental actions to close;

(8)           “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(9)           “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act; and

(10)           “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the executive officers of the Company.

6.10           Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11           Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12           No Third-Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto, any benefit right or remedies, except that the provisions of Sections 4.2, 4.3, 4.5, 4.6, 4.7, 4.8 and 4.11 shall inure to the benefit of the persons referred to in those Sections, including any Holders.  The representations and warranties set forth in Article II and the covenants set forth in Articles III and IV have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Disclosure Schedules of each party, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

6.13           Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

6.14           Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned, or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.15           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.16           No Obligation.  It is understood and agreed that unless and until there is a definitive executed Agreement among the parties with respect to the transactions contemplated herein, no party shall be under any legal obligation of any kind hereunder with respect to such transactions or otherwise, and by virtue of any written or oral expressions by the parties’ respective representatives.

*  *  *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CASCADE BANCORP

By:	/s/ Patricia L. Moss
	Name:	Patricia L. Moss
	Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

BOTC HOLDINGS LLC

By:	/s/ Timothy Kaconi
	Name:	Timothy Kaconi
Title:

[Signature Page to Securities Purchase Agreement]

EXHIBIT A:  Form of Opinion of Counsel

____________ [●], 2009

To the Investors listed on Schedule A
attached hereto

Ladies and Gentlemen:

We have acted as counsel to Cascade Bancorp, an Oregon corporation (the “Company”), for purposes of rendering an opinion of counsel in connection with the Company’s issuance on the date hereof to the Investors listed on Schedule A attached hereto (collectively, the “Investors” and each individually, an “Investor”) of  [●] shares of common stock, no par value, of the Company (the “Common Stock”) pursuant to Securities Purchase Agreements, dated as of October 29, 2009, between the Company and each Investor (the “Agreements”) (the “Offering”).   This opinion is being furnished in connection with Closing of the transactions contemplated by the Agreements.  Capitalized terms used herein which are not otherwise defined shall have the meanings given to them in the Agreements.

The law covered by the opinions expressed herein is limited to Oregon Revised Statute and the federal laws of the United States of America.

This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002) and the State on the Role of Customary Practice in the Preparation and Understanding of Third-Party Legal Opinions published in 63 The Business Lawyer 1277 (August 2008).

A.	Assumptions

For purposes of this opinion letter, we have relied with your permission on the following assumptions:

A-1
As to matters of fact material to the opinions expressed herein, we have relied upon the statements or certificates of the Company and you pursuant to the Agreements and upon certificates and statements of government officials and of officers of the Company. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed that the signatures on documents and instruments examined by us are authentic, that each is what it purports to be, and that all documents and instruments submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified.

Exhibit A – 1

A-2
In making our examination of documents, we have further assumed that (i) each party to such documents (other than the Company in connection with the Agreements) had the power, legal competence and capacity to enter into and perform all of such party’s obligations thereunder, (ii) each party to such documents (other than the Company in connection with the Agreements) has duly authorized, executed and delivered such documents, (iii) each of such documents is enforceable against and binding upon the parties thereto (other than the Company in connection with the Agreements), (iv) there is no fact or circumstance relating to you or your business that might prevent you from enforcing any of the rights provided for in the Agreements, (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, (vi) the conduct of the parties to the Agreements has complied with any requirement of good faith, fair dealing and conscionability, and (vi) you, and any agent acting for you in connection with the transactions contemplated by the Agreements, have acted in good faith and without notice of any defense against the enforcement of any rights created by the Agreements. We have also assumed that there are no extrinsic agreements or understandings among the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder.

B.	Opinions

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications stated herein, it is our opinion that:

B-1	The Company has been duly organized and is validly existing as a corporation under the laws of the State of Oregon.

B-2
All of the issued shares of capital stock of the Company, including the shares of Common Stock issued pursuant to the Agreements, have been duly authorized and, when issued pursuant to the Agreements upon receipt of the consideration provided for therein, will be validly issued, fully paid and nonassessable.

B-3
It is not necessary to register the shares of Common Stock issued pursuant to the Agreements under the Securities Act of 1933 in connection with the offer, sale and delivery of the shares of Common Stock by the Company to the Investors in accordance with the Agreements.

B-4	The Company’s authorized equity capitalization is as set forth in Section 2.2(c) of the Securities Purchase Agreement.

B-5
Each of the Agreements has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Exhibit A – 2

B-6
The sale and issuance of the shares of Common Stock will not be subject to any preemptive rights, rights of first offer or similar rights of any person under (a) the certificate of incorporation of the Company as currently in effect (the “Charter”), (b) the bylaws of the Company as currently in effect (the “Bylaws”), or (c) any Company Significant Agreement.

B-7
The sale and issuance of the Common Stock, in accordance with the Agreements and the execution, delivery and performance by the Company of its obligations under the Agreements will not violate (a) the Charter, (b) the Bylaws, (c) applicable laws of the State of Oregon, (d) applicable federal laws of the United States or (e) any Company Significant Agreement.

B-8
No consent, approval, authorization or order of, or filing with, any Federal or Oregon governmental authority or regulatory body is required to be obtained or made by the Company for the consummation by the Company of the transactions contemplated by the Agreements, including, without limitation, each Other Private Placement and the Public Offering, in connection with the offering, issuance and sale of the Common Stock, except for the filing of a Form D pursuant to federal and applicable state blue sky laws and such as have been obtained.

B-9
The only vote of the stockholders of the Company required to approve (i) the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the issuance of Common Stock contemplated in the Agreements, the issuance of Common Stock in connection with the Other Private Placements and the issuance of Common Stock in connection with the Public Offering is that more votes are cast for such proposal than are cast against such proposal and (ii) the issuance of such authorized shares of Common Stock for purposes of rule 5635 of NASDAQ’s listing rules is a majority of the votes cast on such proposal.

C.	Qualifications

C-1
In giving our opinion in B-1 with respect to the valid existence of the Company, we are relying solely and without independent investigation on our review and examination of the certificate of the Secretary of State of the State of Oregon.

C-2
Insofar as performance by the Company of its obligations under the Agreements is concerned, we express no opinion as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, whether considered in proceedings at law or equity.

D.	Exclusions

In addition to the foregoing, the opinions expressed above are specifically subject to the following exclusions:

Exhibit A – 3

D-1
We have assumed, and express no opinion with respect to, (a) the correctness, accuracy and completeness of representations and warranties made by you and set forth in the Agreements or otherwise made, orally or in writing, in connection with the offering of the Common Stock and (b) the validity of any wire transfers, drafts or checks tendered by you.

D-2	We express no opinion as to whether the members of the Company’s Board of Directors have complied with their fiduciary duties in connection with the authorization and performance of the Agreements.

The opinions set forth in Part B may be relied upon by you only in connection with the Agreements and the transactions described therein, and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

This letter speaks as of the time of its delivery on the date set forth herein. We undertake no obligation to advise you as to subsequent occurrences or discoveries.

Very truly yours,

Davis Wright Tremaine LLP

Exhibit A – 4

EXHIBIT B:  Form of Disclosure Letter of Counsel

Although we have not undertaken to determine independently and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements made in the Registration Statement, the Time of Sale Prospectus, or the Prospectus, and the documents incorporated by reference therein, and any further amendments or supplements thereto, as applicable, except to the extent set forth in Paragraph [  ] and Paragraph [  ], we have reviewed the Registration Statement, the Time of Sale Prospectus, and the Prospectus, certain corporate and other records and documents furnished to us by the Company, as well as the documents delivered to you at the Closing, and participated in conferences with representatives of the Company, their accountants, you and your counsel at which the contents of the Registration Statement, the Time of Sale Prospectus, and the Prospectus and related matters were discussed and reviewed.  On the basis of the information that was developed in the course of the performance of the services referred to above, we advise you that nothing has come to our attention that has caused us to believe that (i) the documents incorporated by reference in the Prospectus relating to the Offered Shares or any further amendment or supplement thereto made by the Company prior to the Applicable Time, when such documents became effective or were so filed under the Exchange Act contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading, (ii) any part of the Registration Statement, when such part became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Time of Sale Prospectus, as of the Applicable Time and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading, or (iv) as of its date, as of the Applicable Time and as of the Closing Date, the Prospectus contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  We further advise you that we have no knowledge of any amendment to the Registration Statement required to be filed or of any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Prospectus or required to be described in the Registration Statement, the Base Prospectus or the Prospectus which are not filed or incorporated by reference or described as required.

Exhibit B

EXHIBIT C:  Form of Officer’s Certificate from the Company

OFFICER’S CERTIFICATE

_______________ [●], 2009

The undersigned, the Chief Executive Officer of Cascade Coast Bancorp, an Oregon corporation (the “Company”), pursuant to Section 1.2(c)(1)(xi) of the Securities Purchase Agreement, dated as of October 29, 2009 (the “Agreement”) between the Company and BOTC Holdings LLC (the “Investor”), hereby certifies to the Investor that:

1.           The Company has performed all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement.

2.           The representations and warranties of the Company set forth in Section 2.2 of the Agreement were true and correct in all respects as of the date of the Agreement and are true and correct as of the Closing (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties were true and correct in all respects as of such date).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

Exhibit C
[Company Officer’s Certificate]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in such respective capacity and not in an individual capacity as of this ___ day of ___________, 2009.

By:
Name: Patricia L. Moss
Title: Chief Executive Officer

Exhibit C